Exhibit 99.1
Rosetta Stone Appoints David Nierenberg to Board of Directors

ARLINGTON, VA - April 16, 2015 -Rosetta Stone Inc. (NYSE:RST), a world leader in technology-based learning solutions, today announced that David Nierenberg, Founder and President of Nierenberg Investment Management Company (NIMCO), has been elected to Rosetta Stone’s Board of Directors. A full-time, professional investor in public and private equity since 1985, Mr. Nierenberg has served on private, profit, and not-for-profit boards for over 30 years.

NIMCO manages The D3 Family Funds, a family of investment partnerships seeking long term capital gain through investment in a concentrated portfolio of large block holdings in undervalued micro-cap public equities. NIMCO is a current shareholder of Rosetta Stone owning approximately 1.51 million shares constituting 7% of the Company’s outstanding stock. Before founding NIMCO in 1996, Mr. Nierenberg was a General Partner of Trinity Ventures’ first four venture capital partnerships where he invested in financial services, healthcare and other sectors.

“David's years of experience in helping companies bring their strategic vision to life across various industries will add a valuable perspective to our board," said John Hass, Interim President and CEO of Rosetta Stone.  “His decades of involvement in private and public education, coupled with his business and investor background will help us continue to drive our business forward.  We welcome him to the Board at this important time for our company and look forward to benefitting from his expertise and counsel.”

“I’m excited to be joining the board at a time when Rosetta Stone has recently announced the acceleration of its strategy and reorganization to focus on the E&E segment,” said Mr. Nierenberg. “I look forward to working with the Board and Rosetta Stone management to better serve customers, provide employees a rewarding place to work and produce attractive returns for our stakeholders.”

Mr. Nierenberg currently serves as director of Electro Scientific Industries (ESIO), Kuni Automotive, Inc., the Community Foundation of Southwest Washington and Whitman College. He also serves on the Washington State Investment Board, which oversees over $100 billion of public employee retirement and other funds. Additionally, Mr. Nierenberg is co-chair of The Ira M. Millstein Center for Global Markets and Corporate Ownership at Columbia Law School and is a member of the International Research Advisory Board for Glass-Lewis & Company.

Mr. Nierenberg received his B.A. with Distinction in History, summa cum laude, Phi Beta Kappa from Yale College in 1975, and his J.D. from Yale Law School in 1978. From 1978 - 1985 he worked at
Bain & Company in San Francisco, Boston, and London. He managed Bain’s Western U.S. healthcare and banking practices and was a partner in the firm from 1982 - 1985. Mr. Nierenberg was a director of PeaceHealth Southwest Medical Center from 1997 - 2009, director emeritus from 2009 - 2014, Vice Chair of its board from 2002 - 2008, and co-chaired its $50 million capital campaign.

About Rosetta Stone
Rosetta Stone Inc. (NYSE: RST) is dedicated to changing the way the world learns. The Company's innovative technology-driven language, reading and brain-fitness solutions are used by thousands of schools, businesses, government organizations and millions of individuals around the world. Founded in 1992, Rosetta Stone pioneered the use of interactive software to accelerate language learning. Today the

Company offers courses in 30 languages, from the most commonly spoken (such as English, Spanish and Mandarin) to the less prominent (including Swahili, Swedish and Tagalog). Rosetta Stone has expanded beyond language and deeper into education-technology with its acquisitions of Livemocha, Lexia Learning, Vivity Labs, and Tell Me More. Rosetta Stone is based in Arlington, VA, and has offices around the world. For more information, visit www.rosettastone.com.
"Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.
Investors:
Frank Milano
ir@rosettastone.com
703-387-5876

Media Contact:
Michelle Alvarez
malvarez@rosettastone.com
703-387-5862